Exhibit 99.2

Offer to Purchase and

Consent Solicitation Statement

Domino’s, Inc.

Offer to Purchase for Cash and

Solicitation of Consents Relating to the Outstanding

8 1/4% Senior Subordinated Notes due 2011

(CUSIP number 25754Q AF4)

of Domino’s, Inc.

We are offering to purchase for cash from you any and all of your 8 1/4% Senior Subordinated Notes due 2011 (the “Notes”) issued by Domino’s, Inc. and soliciting your consent (the “Consent”) to amendments (the “Proposed Amendments”) to some of the provisions of the Notes and the Indenture dated as of June 25, 2003, (the “Indenture”), between us, the Guarantors (as defined therein) and BNY Midwest Trust Company, as trustee (the “Trustee”), under which the Notes were issued.

We refer to our offer to purchase your Notes as the “Tender Offer,” to our solicitation of your Consent as the “Consent Solicitation,” and to both of these transactions as the “Offer to Purchase.” If you tender your Notes, you will be deemed to have given your Consent to the Proposed Amendments and you may not do one without the other.

The Offer to Purchase is conditioned on, among other things, satisfaction of the Consent Condition (as defined herein) and the completion of the Recapitalization (as defined herein) other than the purchase of the Notes that are tendered to us in the Tender Offer, in each case, as further described in this Offer to Purchase and Consent Solicitation Statement, which we refer to throughout this document as this Offer to Purchase. We may extend the Offer to Purchase from time to time. We will pay for any Notes that we purchase pursuant to the Offer to Purchase in same-day funds promptly after the date on which the Offer to Purchase expires and such validly tendered Notes are accepted by us for payment pursuant to the Offer to Purchase. We call the date on which we purchase the Notes pursuant to the Offer to Purchase the “Settlement Date.”

The price we are offering for your Notes will be calculated on the tenth business day before the Tender Offer expires using a yield equal to a fixed spread plus the yield to maturity of a U.S. Treasury note with a maturity date that is close to July 1, 2007, the first date on which we may redeem your Notes. We refer to this price as “Total Purchase Price.” The fixed spread and the reference U.S. Treasury note we are using are specified in the chart below. In addition, you will be paid accrued interest on your tendered Notes to, but not including, the Settlement Date.

Series of Securities	Outstanding Principal Amount	Redemption Date	Redemption Price on Redemption Date	Reference U.S. Treasury Note	Fixed Spread (in basis points)

8 1/4% Senior Subordinated Notes due 2011	$273,900,000	July 1, 2007	104.125%	3.875% U.S. Treasury Note due July 31, 2007	+ 50

We have designated a portion of the Total Purchase Price as a Consent payment (the “Consent Payment”). The Consent Payment is equal to 2.0% of the principal amount of the Notes you tender. If you validly tender your Notes prior to 5:00 p.m., New York City time, on February 23, 2007 (the “Consent Payment Deadline”), and the Offer to Purchase is consummated, you will be paid the Total Purchase Price for your Notes, plus accrued and unpaid interest to, but not including, the Settlement Date. If you validly tender your Notes after the Consent Payment Deadline, and the Offer to Purchase is consummated, you will be paid the Total Purchase Price less the Consent Payment, plus accrued and unpaid interest to, but not including, the Settlement Date. Although we can extend the Consent Payment Deadline, we anticipate that we will do so only if we have not received Consents relating to at least a majority in outstanding principal amount of the Notes by the original Consent Payment Deadline.

The Consent Payment Deadline (i.e., the time by which you must tender Notes in order to be eligible to receive the Consent Payment) is 5:00 p.m., New York City time, on February 23, 2007, unless extended, and the Offer to Purchase expires at 12:01 a.m., New York City time, on March 9, 2007, unless extended or earlier terminated (the “Expiration Time”). If we extend either of these dates and times, we will announce the new dates and times.

You may withdraw your tender at any time prior to our giving notice to the Trustee and announcing in a press release that we have received valid Consents from record holders (“Holders”) of at least a majority of the outstanding principal amount of the Notes, but not afterwards. We refer to the date of this announcement as the “Withdrawal Deadline.” If you withdraw your tender, you also revoke your Consent. Any tender made after the Withdrawal Deadline may not be withdrawn.

The Proposed Amendments to the Indenture would remove substantially all of the restrictive covenants contained in the Indenture and modify other provisions of the Indenture related to the Notes. Holders of at least a majority in principal amount of the Notes outstanding must consent to the Proposed Amendments in order for them to become operative. Consummation of the Offer to Purchase is subject, among other things, to the receipt of Consents from at least a majority in principal amount of the outstanding Notes. For a description of the Proposed Amendments to the Indenture, see “Proposed Amendments to the Indenture.”

If you do not tender your Notes, they will remain outstanding. If the Proposed Amendments become operative, your Notes will lose the benefit of the restrictive covenants and other provisions in the Notes and the Indenture removed by the Proposed Amendments. In addition, if the Offer to Purchase is consummated, the trading market for your Notes is likely to be significantly more limited.

None of us, the Trustee, the Information Agent, the Dealer Managers or the Solicitation Agents is making any recommendation as to whether or not you should tender your Notes pursuant to the Offer to Purchase.

The Dealer Managers for the Tender Offer and Solicitation Agents for the Consent Solicitation are:

JPMorgan	Lehman Brothers	Merrill Lynch & Co.

The date of this Offer to Purchase is February 7, 2007

Available information

In accordance with the terms of the Indenture, we file reports and other information with the Securities and Exchange Commission (the “Commission”). Such reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at http://www.sec.gov.

We have not authorized anyone to give you, and you should not rely on, any information or representations other than those contained in this Offer to Purchase. This Offer to Purchase and the related Consent and Letter of Transmittal do not constitute an offer to buy or the solicitation of an offer to sell Notes or a solicitation of Consents in any circumstances in which that offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to Purchase to be made by a licensed broker or dealer, we will deem the Offer to Purchase to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. The information contained in this Offer to Purchase is current as of the date of this Offer to Purchase, and you should not presume that the information is current after that date even if we subsequently deliver copies of this Offer to Purchase or subsequently purchase any Notes pursuant to the Offer to Purchase.

If you have questions about the Offer to Purchase or procedures for tendering Notes, you should call Global Bondholder Services Corporation, the information agent for the Offer to Purchase (the “Information Agent”) or J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. the dealer managers and solicitation agents for the Tender Offer and Consent Solicitation (the “Dealer Managers”) at their respective telephone numbers set forth on the back cover of this document. If you would like additional copies of this Offer to Purchase or the related Consent and Letter of Transmittal, you should call the Information Agent at the telephone number set forth on the back cover of this document.

Important information

Any Holder desiring to tender Notes should either (i) complete and sign a Consent and Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed Consent and Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes (or confirmation of the transfer of such Notes into the account of The Bank of New York, the depositary for the Offer to Purchase (the “Depositary”), with The Depository Trust Company (“DTC”) pursuant to the procedures for book-entry transfer set forth herein) and any other required documents, to the Depositary or (ii) request such Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. If you hold your Notes through a broker or other nominee, only that broker or nominee can tender your Notes. In that case, you must instruct your broker or nominee if you elect to tender your Notes.

If you elect to tender book-entry Notes pursuant to the Offer to Purchase, you may do so through DTC’s Automated Tender Offer Program (“ATOP”) by following the instructions in this Offer to Purchase. If you tender through ATOP, you do not need to complete the Consent and Letter of Transmittal.

A Holder who desires to tender Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Notes are not immediately available may tender such Notes by following the procedures for guaranteed delivery set forth herein. See “The Tender Offer and Consent Solicitation—Procedures for tendering Notes and delivering Consents—Guaranteed Delivery.”

This transaction has not been approved or disapproved by the Commission nor has the Commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase and the related Consent and Letter of Transmittal. Any representation to the contrary is unlawful.

Incorporation by reference

This Offer to Purchase incorporates by reference the documents listed in the following paragraph that we have previously filed with the Commission. These documents contain important information about us and our financial condition. This means that we can disclose important information to you by referring you to another document filed with the Commission. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. We incorporate by reference in this Offer to Purchase the documents listed below:

•	Our Annual Report on Form 10-K for the year ended January 1, 2006 (File No. 333-74797);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 26, 2006, June 18, 2006 and September 10, 2006 (File No. 333-74797); and

•	Our Current Reports on Form 8-K filed with the SEC on March 13, 2006, June 1, 2006, July 28, 2006, October 20, 2006 and February 7, 2007 (File No. 333-74797).

We also incorporate by reference in this Offer to Purchase any documents that we subsequently file with the Commission pursuant to the terms of the Indenture or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or prior to the Expiration Time.

You can obtain any of the documents incorporated by reference in this document through us or from the Commission’s web site at the address referred to above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at the following address and telephone number:

Domino’s, Inc.

Attn: Investor Relations

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48106

Telephone: (734) 930-3030

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Disclosure regarding forward-looking statements

The matters discussed in this Offer to Purchase, including information incorporated by reference in this document, as well as in future oral and written statements by our management, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These forward-looking statements include among others, statements dealing with the benefits that the Recapitalization and this Offer to Purchase, our possession of sufficient capital to fund our operations, prospects for our business and the U.S. quick service restaurant industry generally, the use of proceeds from our bridge loan facility or securitized debt, the fees and expenses we will incur in connection with this Offer to Purchase and the Recapitalization, and the tradability of the Notes after the offer is completed. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in our Annual Report on Form 10-K, which is incorporated herein by reference, under the caption “Risk Factors,” as well as any cautionary language in this Offer to Purchase, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, those described in our Annual Report on Form 10-K under the caption “Risk Factors.”

You should read this Offer to Purchase completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements speak only as of the date of this Offer to Purchase. Except as required under federal securities laws and the rules and regulations of the Commission, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this Offer to Purchase, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included, or incorporated by reference, in this Offer to Purchase or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

This Offer to Purchase, including the information incorporated by reference herein, contains forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the following:

•	our substantial increased indebtedness as a result of the Recapitalization and our ability to incur additional indebtedness beyond that contemplated by the Recapitalization;

•	our reduced public float as a result of the shares tendered that we purchase in the tender offer for our common stock;

•	the influence of the investment funds associated with Bain Capital, LLC, and their ability to, among other things, delay, deter or prevent a change of control or other business combination;

•	the price at which we ultimately determine to purchase shares in the tender offer for our common stock;

•	the number of shares tendered in the tender offer for our common stock;

•	the number of shareholders who sell all of their shares of our stock in the tender offer for our common stock;

•	our future financial performance;

•	our future cash needs;

•	our ability to maintain good relationships with our franchisees;

•	our ability to successfully implement cost-saving strategies;

•	increases in our operating costs, including cheese, fuel and other commodity costs and the minimum wage;

•	our ability to compete domestically and internationally in our intensely competitive industry;

•	our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and distribution centers with qualified personnel;

•	our ability to pay principal and interest on our substantial debt;

•	our ability to find and/or retain suitable real estate for our stores and distribution centers;

•	adverse legislation or regulation;

•	adverse legal judgments or settlements;

•	our ability to pay dividends; and

•	changes in consumer taste, demographic trends and traffic patterns.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the Recapitalization, including this offer, or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

Background and purpose of the Tender Offer

This Offer to Purchase is an element of a recapitalization plan for the company and our parent company, Domino’s Pizza, Inc., which comprises (i) this Offer to Purchase, (ii) a tender offer to purchase up to 13,850,000 shares of Domino’s Pizza, Inc. common stock, (iii) the repayment of all outstanding borrowings under our current senior secured credit facility, and (iv) new borrowings of up to $1.85 billion in securitized debt. Although we are currently negotiating the terms and availability of this securitized debt, we anticipate that we will obtain the funds required to finance the repayment of our existing borrowings under our senior secured credit facility, this Offer to Purchase and the tender offer to purchase the shares of Domino’s Pizza, Inc., as well as to pay all related fees and expenses, from a bridge loan facility we expect to enter into with a syndicate of banks, financial institutions and other entities, including affiliates of the Dealer Managers, that is expected to provide for borrowings of up to $1.35 billion. We have obtained a commitment, subject to customary conditions, from affiliates of the Dealer Managers to provide the bridge loan facility.

The transactions discussed above together with the payment of related fees and expenses are referred to collectively as the “Recapitalization.” Prior to the completion of the Recapitalization, we may alter the amount and/or structure of the Recapitalization.

Risks to non-tendering Holders; special considerations

The following considerations, in addition to the other information set forth herein, should be considered carefully by Holders and beneficial owners of Notes.

Limited trading market

The Notes were issued in 2003 and are not listed on any national or regional securities exchange. Prices and trading volumes of the Notes are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. We cannot assure you that any trading market will exist for the Notes following the Offer to Purchase. We urge you to obtain current information with respect to market prices for the Notes.

Although we believe that the trading activity of the Notes is currently limited, to the extent that we purchase Notes pursuant to the Offer to Purchase, the trading markets for the Notes that remain outstanding will become significantly more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Therefore, if we purchase Notes pursuant to the Offer to Purchase and thereby reduce the float, that will likely reduce the market price and increase the volatility of the untendered Notes.

J.P. Morgan Securities Inc., as well as certain other financial institutions, currently make a market in the Notes and may have participated in transactions in the Notes at prices which may be higher or lower than the price being offered in this Offer to Purchase. J.P. Morgan Securities Inc. is not obligated to make a market in the Notes and any market making may be discontinued at any time without notice. We urge you to contact your own broker to obtain current information with respect to market prices for the Notes.

Effect of the Proposed Amendments on holders who do not tender

Amendments to the Indenture

If we purchase tendered Notes pursuant to the Offer to Purchase and the Proposed Amendments become operative, the Proposed Amendments will bind all non-tendering Holders. The Proposed Amendments will eliminate substantially all of the restrictive covenants in the Indenture and modify other provisions in the Indenture related to the Notes. The elimination or modification of these restrictive covenants and other provisions would permit us to, among other things, merge or sell our assets as an entirety, incur liens, incur additional indebtedness and make distributions to Domino’s Pizza, Inc. without restriction, in each case without violating the Indenture. The Proposed Amendments would allow us to take actions that could increase the credit risks faced by non-tendering Holders, adversely affect the market price of the Notes that remain outstanding or otherwise be adverse to the interests of non-tendering Holders, in each case without violating the Indenture.

Tax effects of the Proposed Amendments

See “Certain United States federal income tax considerations—Retention of Notes” below for a discussion of certain tax matters that should be considered in evaluating the Offer to Purchase.

Effect of the recapitalization on holders who do not tender

Significant increase in indebtedness

Assuming that the Recapitalization is completed substantially as currently contemplated, we will experience a significant increase in interest expense and in our indebtedness. As a result of the Recapitalization, we expect our ratio of earnings to fixed charges to decrease significantly, our ratio of EBITDA to interest expense to decrease significantly, our ratio of debt to EBITDA to increase significantly and our debt as a percentage of total capitalization to increase significantly, in each case relative to its position before the Recapitalization. Upon completion of the Recapitalization, assuming we are able to successfully complete our securitized debt financing for an aggregate amount of $1.85 billion, and that all Notes are tendered pursuant to this Offer to Purchase, we expect that our total funded indebtedness will be approximately $1.76 billion. To the extent any Notes are not tendered, our total outstanding indebtedness would increase by such amount of untendered Notes.

Our substantial indebtedness, and the fact that a large portion of our cash flow from operations would be required to make principal and interest payments on our indebtedness, could have other important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes;

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that may have less debt;

•	limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

have a material adverse effect on us if we fail to comply with the covenants in the indenture governing our new senior subordinated notes or in our new senior secured credit facility, because such failure could result in an event of default which, if not cured or waived, could result in a substantial amount of our indebtedness becoming immediately due and payable.

In addition, we expect that after completing the Recapitalization, we will have additional amounts available for additional borrowing under a variable funding notes portion of the securitized debt. If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would intensify.

Ability to service indebtedness

Our ability to make principal and interest payments on, and to refinance, our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, in the amounts projected or at all, or that future borrowings will be available to us under our bridge loan facility or securitized debt in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments on the Notes in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all, or that any other action can be effected on satisfactory terms, if at all.

Restrictive covenants under bridge loan facility

The bridge loan facility is expected to require that we comply on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and a minimum interest coverage ratio test. In addition, the bridge loan facility is expected to include negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things:

•	sell assets;

•	alter the business we conduct;

•	engage in mergers, acquisitions and other business combinations;

•	declare dividends or redeem or repurchase capital stock;

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	make loans and investments;

•	incur liens;

•	prepay, redeem or purchase certain subordinated indebtedness;

•	enter into agreements limiting subsidiary distributions;

•	enter into transactions with affiliates; and

•	make capital expenditures.

The bridge loan facility is expected to contain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, loss of material lien on collateral and change in control. If such an event of default occurs, the lenders under the bridge loan facility would be entitled to take various actions, including the acceleration of amounts due under the bridge loan facility and all actions permitted to be taken by a secured creditor. No assurance can be given that we will be able to negotiate acceptable terms for our securitized debt or the amount of securitized debt we will be able to negotiate, in which case we would continue to have outstanding borrowings under the bridge loan facility until such time, if any, we are able to refinance the bridge loan facility. In such a case, we will continue to be subject to the terms and conditions of the bridge loan facility, including the restrictive covenants described above.

Interest rate risk

Certain of our borrowings, primarily borrowings under bridge loan facility, will be at variable rates of interest and will expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase to the extent that we had not hedged our interest rate risk with respect to such variable rate indebtedness.

Ability to incur more debt

After completing the Recapitalization, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above. The terms of our new indebtedness will not fully prohibit us or our subsidiaries from incurring more debt.

Potential for characterization of the repurchase of notes as a fraudulent conveyance

The incurrence of indebtedness by us as part of the financing of the Recapitalization, the distribution by us to Domino’s Pizza, Inc. of a portion of the proceeds of such indebtedness and the payment to Holders of the Total Purchase Price in the Offer to Purchase may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if a court were to find that, at the time of the Recapitalization and the related financings:

•	such indebtedness was incurred and payments by us were made with the intent of hindering, delaying or defrauding current or future creditors; or

•	we received less than reasonably equivalent value or fair consideration in connection with the Recapitalization, and

•	we were insolvent or were rendered insolvent by reason of the Recapitalization,

•	we were engaged, or were about to engage, in a business or transactions for which our assets constituted unreasonably small capital, or

•	we intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured,

then such court could determine that the payment of the Total Purchase Price to the Holders, or the distribution by us of a portion of the proceeds of our indebtedness, violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent conveyance laws. Such a determination could permit the bankruptcy trustee, debtor-in-possession or unpaid creditors to rescind the payment of the Total Purchase Price to the Holders and recover such payment from Holders who received such payment.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. However, we would be considered insolvent if, at the time we incur the indebtedness, either:

•	the sum of our liabilities, including contingent liabilities, is greater than our assets, at a fair valuation; or

•

the present fair saleable value of our assets is less than the amount required to pay the probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

There can be no assurance as to what standards a court would use to determine whether we were solvent at the relevant time. Our counsel will not express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

Absence of public information

We will not be required to file reports or other information with the Commission pursuant to the Indenture if the Proposed Amendments become effective. However, Domino’s Pizza, Inc., the parent of Domino’s, Inc. will likely continue to be required to file reports and other information with the Commission. The absence of such Domino’s, Inc. information could have an adverse effect on non-tendering Holders.

Subsequent repurchases of Notes; discharge

Whether or not the Offer to Purchase is consummated, we or our affiliates may from time to time, as permitted by applicable law, acquire Notes otherwise than pursuant to the Offer to Purchase, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer to Purchase and could be for cash or other consideration. Further, nothing contained in the Offer to Purchase will prevent us from exercising our rights under the Indenture governing the Notes to defease or otherwise discharge our remaining obligations with respect to the Notes by depositing cash and/or securities with the Trustee in accordance with the terms of the Indenture.

The Tender Offer and Consent Solicitation

General

On the terms and subject to the conditions described in this document and in the related Consent and Letter of Transmittal, we will purchase for cash all of the outstanding Notes tendered to us at a price that we will calculate according to the steps specified in this document. In general, we will first determine a price that we refer to as the “Total Purchase Price.” Of this amount, we have designated 2.0% of the principal amount of Notes (or $20 per $1,000 of principal amount of Notes), as a consent payment (the “Consent Payment”). If you tender your Notes before the Consent Payment Deadline (as defined below) and do not withdraw that tender, and the Offer to Purchase is consummated, then you will receive the Total Purchase Price. If you tender your Notes after the Consent Payment Deadline and do not withdraw that tender, and the Offer to Purchase is consummated, then you will receive the Total Purchase Price less the Consent Payment. In either case, you will receive accrued and unpaid interest to, but not including, the Settlement Date.

In connection with the Tender Offer, we are seeking consents (the “Consents”) to the adoption of various proposed amendments to the Indenture under which the Notes were issued (the “Proposed Amendments”). We will set forth the Proposed Amendments in a supplemental indenture (the “Supplemental Indenture”) to the Indenture that would be executed promptly following satisfaction of the Consent Condition (as defined below). Under the terms of the Supplemental Indenture, the Proposed Amendments will not become operative unless and until we purchase validly tendered Notes pursuant to the Offer to Purchase. You cannot consent to the Proposed Amendments without tendering your Notes, and you cannot tender your Notes without consenting to the Proposed Amendments. If you validly tender Notes, you will, by the act of tendering, be consenting to the Proposed Amendments. For more information about the Proposed Amendments, see “Proposed Amendments to the Indenture” below.

The Offer to Purchase is conditioned upon, among other things, receipt by the Depositary of valid and unrevoked Consents from Holders of a majority in outstanding principal amount of the Notes (the “Requisite Consents”). We refer to the receipt of these Consents as satisfaction of the “Consent Condition.” In order to be adopted, the Proposed Amendments require the Requisite Consents.

The Consent Payment deadline will be 5:00 p.m., New York City time, on February 23, 2007, unless extended (the “Consent Payment Deadline”). You must tender your Notes before the Consent Payment Deadline in order to receive the Total Purchase Price. If you tender after this deadline, you will receive an amount equal to the Total Purchase Price less the Consent Payment. We anticipate that we will extend the initial Consent Payment Deadline if and only if we have not received the Requisite Consents by the initial Consent Payment Deadline. Any such extension will be for a specified time period and will be announced in a press release.

The time by which you must tender your Notes in order to be eligible to have your Notes purchased pursuant to this Offer to Purchase will be 12:01 a.m., New York City time, on March 9, 2007, unless extended or earlier terminated. We refer to that time and date, as we may extend them, as the “Expiration Time.” Any such extension will be announced in a press release. See “The Tender Offer and Consent Solicitation—Extension, amendment and termination.”

Assuming all of the conditions to the Offer to Purchase are satisfied or waived, we will pay for the Notes that we purchase pursuant to the Tender Offer in same-day funds on the Settlement

Date, which will be promptly after the date on which the Offer to Purchase expires and validly tendered Notes are accepted by us for payment pursuant to the Tender Offer. See “The Tender Offer and Consent Solicitation—Acceptance for payment and payment.”

If we withdraw the Tender Offer before the Expiration Time or otherwise do not complete it, we will not pay the Consent Payment, the Total Purchase Price or any other amounts to Holders who have tendered pursuant to the Offer to Purchase.

Any Holder who tenders Notes pursuant to the Tender Offer will be deemed to have consented to the Proposed Amendments. Holders may not deliver Consents without tendering Notes. Holders who tender Notes are not entitled to withdraw such Notes after the Withdrawal Deadline. If we change the Total Purchase Price, reduce the principal amount of Notes subject to the Offer to Purchase or are otherwise required by law to permit withdrawal, we will allow for sufficient time until the Expiration Time, as may be necessary, to comply with the Commission rules regarding tender offers. If a Holder validly withdraws tendered Notes prior to the Withdrawal Deadline, that will constitute the concurrent valid revocation of, and the only means of validly revoking, that Holder’s Consent. Holders cannot withdraw tendered Notes and related Consents after the Withdrawal Deadline. A Holder who validly withdraws tendered Notes will not receive the Total Purchase Price or a Consent Payment. Holders who validly tender their Notes and deliver their Consents subsequent to the Consent Payment Deadline will receive the Total Purchase Price less the Consent Payment if the conditions to the Offer to Purchase are satisfied or waived and the Notes are accepted for purchase, even if the Proposed Amendments become operative. The Total Purchase Price (including the Consent Payment, if payable) will be paid promptly after the Expiration Time if such validly tendered Notes are accepted by us for payment pursuant to the Offer to Purchase. If the Offer to Purchase is not consummated, Consent Payments will not be paid, even if we have executed a Supplemental Indenture. In such event, the Proposed Amendments will not become operative.

We, in our sole discretion, may waive, in whole or in part, at any time and from time to time, any of the conditions set forth in the Offer to Purchase, except for receipt of the Requisite Consents. See “The Tender Offer and Consent Solicitation—Conditions to the Offer to Purchase.”

Upon consummation of the Offer to Purchase, all Notes not purchased pursuant to the Offer to Purchase will remain outstanding and will be subject to the Indenture, as amended by the Proposed Amendments.

Total Purchase Price

The Total Purchase Price for the Notes purchased pursuant to this Offer to Purchase will be calculated so as to result in a price as of the Settlement Date reflecting a yield to the redemption date specified for the Notes in the table on the cover page of this document equal to the sum of:

•

the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as indicated on Bloomberg Page PX3 at 11:00 a.m., New York City time, on the tenth business day preceding the date on which the Offer to Purchase expires (the “Price Determination Date”), of the reference U.S. Treasury note listed on the cover of this document; and

•	50 basis points, the fixed spread set forth on the cover of this document.

We refer to this sum as the “Tender Offer Yield.” The Total Purchase Price per $1,000 principal amount of the Notes will equal the value per $1,000 principal amount of Notes, assuming the

Notes will be redeemed in full on the redemption date at the redemption price, of all remaining payments of principal and premium and interest on the Notes to be made through the redemption date (but not including all accrued and unpaid interest on such $1,000 principal amount as of the date immediately preceding the Settlement Date), discounted to the Settlement Date (in accordance with the formula set forth in Annex A to this document, at a discount rate equal to the Tender Offer Yield).

We have designated an amount equal to $20 per $1,000 principal amount (i.e., 2.0% of the principal amount of the Notes) of the Total Purchase Price as a Consent Payment that we will pay only for Notes tendered prior to the Consent Payment Deadline and purchased pursuant to the Offer to Purchase. We will round to the nearest cent the Total Purchase Price plus accrued and unpaid interest to, but not including, the Settlement Date, per $1,000 principal amount of Notes purchased pursuant to the Offer to Purchase. The Dealer Managers will calculate the Tender Offer Yield, Total Purchase Price and accrued interest, and its calculation will be final and binding absent manifest error. We will publicly announce the actual Total Purchase Price for the Notes promptly after the Dealer Managers determine it.

The following table sets forth the hypothetical Tender Offer Yield, Total Purchase Price and accrued interest per $1,000 principal amount of Notes, assuming a tender prior to the Consent Payment Deadline, an Expiration Time and a Settlement Date of March 9, 2007, and a reference U.S. Treasury note yield which would have been in effect had it been quoted at 11:00 a.m., New York City time, on February 5, 2007:

Tender Offer Yield	Total Purchase Price	Accrued Interest

5.63%	$1,048.38	$15.58

You can obtain recently calculated hypothetical quotes of the yield of the reference U.S. Treasury note we use in calculating the Total Purchase Price for the Notes and the resulting hypothetical Tender Offer Yield and Total Purchase Price prior to the time at which the actual Total Purchase Price is calculated, and can obtain the actual reference U.S. Treasury note yield, Tender Offer Yield and Total Purchase Price after such time, by contacting J.P. Morgan Securities Inc., one of the Dealer Managers, toll-free at (866) 834-4666 or collect at (212) 834-4077. Although the Dealer Managers will calculate the Total Purchase Price for the Notes based solely on the reference U.S. Treasury note yield, as described above, you can also find information regarding the closing yield to maturity of the reference U.S. Treasury note on any trading day in The Wall Street Journal and The New York Times.

Procedures for tendering Notes and delivering Consents

For a Holder to validly tender Notes pursuant to the Offer to Purchase, the Depositary must receive a properly completed and duly executed Consent and Letter of Transmittal, or a copy thereof, with any required signature guarantee, or in the case of a book-entry transfer, an agent’s message in lieu of the Consent and Letter of Transmittal, and any other required documents, at the Depositary’s address set forth on the back cover of this document prior to the Expiration Time or, in the case of Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline. In addition, prior to the Expiration Time or Consent Payment Deadline, as applicable, either (a) the Depositary must receive certificates for tendered Notes at its address or (b) those Notes must be transferred pursuant to the procedures for book-entry transfer described below and the Depositary must receive a confirmation of such tender, including an agent’s message if the tendering Holder has not delivered a Consent and Letter of

Transmittal. An “agent’s message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, stating that such participant has received and agrees to be bound by the Consent and Letter of Transmittal and that we may enforce that Consent and Letter of Transmittal against that participant. If you tender through ATOP you do not need to complete the Consent and Letter of Transmittal.

If the Notes are held of record in the name of, or if certificates for unpurchased Notes are to be issued to, a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Need for Guarantee of Signature.    A recognized participant in the Securities Transfer Agents Medallion Program, called a medallion signature guarantor, must guarantee signatures on a Consent and Letter of Transmittal unless the Notes tendered thereby are tendered (a) by the registered Holder of those Notes and that Holder has not completed either of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Consent and Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States. We refer to such firms, banks and trust companies as “eligible institutions.”

Book-Entry, Delivery of the Notes.    Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer to Purchase. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer those Notes into the Depositary’s account in accordance with DTC’s procedure for such transfers. Although delivery of Notes may be effected through book-entry at DTC, an agent’s message in lieu of the Consent and Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary prior to the Expiration Time or, for Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline, at its address set forth on the back cover of this document. Delivery of such documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery.    If a Holder desires to tender Notes pursuant to the Offer to Purchase and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder’s Consent and Letter Transmittal, certificates evidencing such Notes or other required documents to reach the Depositary on or prior to the Expiration Time or the Consent Payment Deadline, as applicable, or (c) such Holder cannot complete the procedures for book-entry transfer on or prior to the Expiration Time or the Consent Payment Deadline, as applicable, a tender of Notes may be effected if all of the following are complied with:

(a) such tender is made by or through an eligible institution;

(b) on or prior to the Expiration Time or the Consent Payment Deadline, as applicable, the Depositary has received from such eligible institution, at the address of the Depositary set forth on the back cover of this document (and in the Consent and Letter of Transmittal), a properly completed and validly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) in substantially the form provided with this Offer to Purchase, setting forth the name(s) and address(es) of the registered Holder(s), and the principal amount of Notes being tendered and as to which Consents are given, and stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange (“NYSE”) trading days after the date of the Notice of Guaranteed Delivery, the applicable Consent and Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the Notes or confirmation of book-entry transfer of such Notes into the Depositary’s account with a book-entry transfer facility, and any other documents required by the Consent and Letter of Transmittal and the instructions thereto, will be deposited by such eligible institution with the Depositary; and

(c) such Consent and Letter of Transmittal in proper form (or a facsimile thereof), properly completed and validly executed, with any required signature guarantees, together with certificates evidencing all physically delivered Notes in proper form for transfer (or confirmation of book-entry transfer of such Notes into the Depositary’s account with a book-entry transfer facility) and any other required documents are received by the Depositary within three (3) NYSE trading days after the date of such Notice of Guaranteed Delivery.

Lost or Missing Certificates.    If a Holder desires to tender Notes pursuant to the Offer to Purchase, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the address or telephone number listed below about procedures for obtaining replacement certificates for such Notes or arranging for indemnification or for any other matter that requires handling by such Trustee:

BNY Midwest Trust Company

2 North LaSalle Street, Suite 1020

Chicago, IL 60602

Telephone: (312) 827-8574

Facsimile: (312) 827-8542

Attention: Corporate Trust Department

Backup Withholding Tax.    Under U.S. federal tax laws, the Depositary may be required to withhold 28% of the amount of any payments made to certain Holders pursuant to the Offer to Purchase. See “Certain United States federal income tax considerations” below.

General.    The tender of Notes pursuant to the Offer to Purchase by one of the procedures set forth above will constitute (a) an agreement between the tendering Holder and Domino’s in accordance with the terms and subject to the conditions of the Offer to Purchase and (b) the Consent of the tendering Holder to the Proposed Amendments to the Indenture.

The method of delivery of the Consent and Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

We, in our sole discretion, will determine all questions as to the form of documents and validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer to Purchase or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer to Purchase (including the instructions in the Consent and

Letter of Transmittal or agent’s message, as applicable) will be final and binding. None of us, the Depositary, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

Solicitation of Consents

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Consent and Letter of Transmittal, we will pay to each Holder who has properly delivered to the Depositary and not revoked a Consent to the Proposed Amendments on or prior to the Consent Payment Deadline, the Consent Payment. No Holder may revoke a Consent or withdraw its tender of the related Notes following the Withdrawal Deadline. The Consent Payments will be paid at the time of payment of the remainder of the Total Purchase Price. If a Holder’s Notes are not properly tendered on or prior to the Consent Payment Deadline pursuant to the Offer to Purchase, or such Holder’s Consent either is not properly delivered, or revoked and not properly redelivered, on or prior to the Consent Payment Deadline, such Holder will not receive a Consent Payment, even though the Proposed Amendments to the Indenture may be effective as to any of such Holder’s Notes that are not purchased in the Offer to Purchase. See “The Tender Offer and Consent Solicitation—Withdrawal of Tenders (and revocation of corresponding Consents).”

In order to amend the Indenture, the Requisite Consents must be delivered by the Depositary to the Trustee and the Trustee must execute the Supplemental Indenture. We intend to cause the Depositary to deliver the Requisite Consents to the Trustee as soon as practicable after the Requisite Consents have been obtained. It is anticipated that the Supplemental Indenture effecting the Proposed Amendments will be executed and delivered as soon as practicable thereafter. The Proposed Amendments will not become operative and provisions to be eliminated or modified in connection with the Proposed Amendments (the “Amended Provisions”) will remain in effect in the form in which they existed prior to the effectiveness of the Proposed Amendments until the date that we give the Depositary notice of our acceptance for payment of those Notes validly tendered and not withdrawn in the Tender Offer, whereupon the Amended Provisions will be modified or eliminated as provided in the Proposed Amendments. Prior to the delivery of the Requisite Consents to the Trustee, we intend to consult with the Depositary to determine whether the Depositary has received any revocations of Consents, whether such revocations are valid and whether we have received the Requisite Consents to effect the Proposed Amendments under the Indenture.

Only Holders are entitled to execute Consents. Consents will remain valid unless revoked by the person in whose name such Notes are then registered on the security register for such Notes as provided in “The Tender Offer and Consent Solicitation—Withdrawal of Tenders (and Revocation of Corresponding Consents).” Such revocation will be effective only if the Depositary receives the notice of withdrawal of the tendered Notes on or prior to the Withdrawal Deadline. We will deliver any notice of revocation received by the Depositary on or prior to the Withdrawal Deadline to the Trustee.

Withdrawal of Tenders (and revocation of corresponding Consents)

At such time as the Depositary has received valid and unrevoked Consents from Holders of at least a majority in principal amount of the outstanding Notes, we intend as promptly as practicable to give notice to the Trustee and announce in a press release the satisfaction of the Consent Condition. We refer to this point in time as the “Withdrawal Deadline.” If a Holder validly withdraws tendered Notes prior to the Withdrawal Deadline, that will constitute the concurrent valid revocation of, and the only means of validly revoking, that Holder’s Consent. Holders cannot withdraw tendered Notes and related Consents after the Withdrawal Deadline. If the Offer to Purchase is terminated without our having purchased any Notes, we will promptly return the Notes tendered pursuant to the Offer to Purchase to the tendering Holder.

For a withdrawal of Notes, and the related revocation of Consents, to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this document. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•

contain a description of the Notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry delivery), and the aggregate principal amount represented by such Notes; and

•

be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

In addition, the notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless such Notes have been tendered for the account of an eligible institution. If a Holder delivers or otherwise identifies to the Depositary certificates for the Notes to be withdrawn, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

Holders may not rescind their withdrawal of tenders of Notes, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer to Purchase. Properly withdrawn Notes may, however, be tendered by again following one of the procedures described in “The Tender Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents” above at any time prior to the Expiration Time.

If we are delayed in our acceptance for payment of, or payment for, any Notes or we are unable to accept for payment or pay for Notes pursuant to this Offer to Purchase for any reason, then, without prejudice to our rights hereunder and in the related Consent and Letter of Transmittal, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn and the related Consents may not be revoked (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer).

Holders can accomplish withdrawals of Notes and revocations of Consents only in accordance with the foregoing procedures.

Conditions to the Offer to Purchase

The Offer to Purchase is conditioned upon satisfaction of the following conditions:

•

our ability to satisfy the conditions of our bridge loan facility necessary to draw funds that will be sufficient to pay the Total Purchase Price, to repay all amounts under our outstanding senior secured credit facility and to purchase the shares of Domino’s Pizza, Inc. common stock tendered in Domino’s Pizza, Inc. common stock tender offer, and to pay related fees and expenses;

•	the satisfaction of the Consent Condition;

•	the execution of the Supplemental Indenture by the Trustee; and

•	there not existing:

•	any instituted, threatened or pending legal, governmental or regulatory impediment that, in our sole judgment, would materially adversely affect our business, properties or prospects;

•	in our sole judgment, any material adverse development with respect to any action or proceeding involving us;

•

any legal, governmental, or regulatory impediment that, in our sole judgment, could (1) prohibit, restrict or delay consummation of the Offer to Purchase or the Recapitalization, or (2) materially adversely affect our business, properties or prospects;

•

any event that, in our sole judgment, could (1) prohibit, restrict or delay consummation of the Offer to Purchase or the Recapitalization, or (2) materially impair the contemplated benefit of the Offer to Purchase or the Recapitalization to us or cause the consummation of the Offer to Purchase or the Recapitalization to be not in our best interests;

•	any objection of the Trustee that, in our sole judgment, could adversely affect the consummation of the Offer to Purchase or our ability to effect the Proposed Amendments; or

•

any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad that, in our sole judgment, has or may have a material adverse effect on the market price of the Notes or upon trading in the Notes or upon the value of the Notes to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If any condition to the Offer to Purchase is not satisfied or waived by us prior to the Expiration Time, we reserve the right, but will not be obligated, subject to applicable law:

•	to terminate the Offer to Purchase and return the tendered Notes to the tendering Holders;

•	to waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered and not validly withdrawn prior to the Expiration Time;

•	to extend the time period of the Offer to Purchase and retain the Notes that have been tendered during the period for which the Offer to Purchase is extended; or

•	to amend the Offer to Purchase.

Since a valid tender of Notes will constitute the Consent of the tendering Holder to the Proposed Amendments to the Indenture, the Consent Condition will be satisfied if Holders tender and do not withdraw at least a majority in principal amount of the Notes. We believe that on the date of this document, approximately $273.9 million in aggregate principal amount of Notes are outstanding for purposes of determining whether the Consent Condition has been satisfied.

Acceptance for payment and payment

On the terms and subject to the conditions of the Offer to Purchase, we will accept for payment all Notes that are validly tendered pursuant to the Offer to Purchase and not validly withdrawn. For purposes of the Offer to Purchase, we will be deemed to have accepted for payment tendered Notes if, as and when we give written notice to the Depositary of our acceptance for payment of those Notes (the “Acceptance Date”). We will announce acceptance for payment of the Notes by issuing a press release. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting those payments to the tendering Holders. Thus, we will pay for Notes accepted for payment pursuant to the Offer to Purchase by depositing same-day funds with the Depositary promptly after the Offer to Purchase expires and we have accepted for payment the validly tendered and not validly withdrawn Notes. Under no circumstances will we pay any additional interest because of any delay in the transmission of funds from the Depositary to the tendering Holders.

We expect that cash obtained from the bridge loan facility will be sufficient to pay for all Notes that we purchase pursuant to the Offer to Purchase.

Extension, amendment and termination

We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in “The Tender Offer and Consent Solicitation—Conditions to the Offer to Purchase” shall have been satisfied, subject to applicable law, (a) to extend the Consent Payment Deadline or the Expiration Time for the Offer to Purchase and thereby the date on which the Total Purchase Price is determined, or (b) to amend the Offer to Purchase in any respect. In addition, we reserve the right, at any time or from time to time, to terminate the Offer to Purchase prior to the Expiration Time and return the Notes tendered pursuant to the Offer to Purchase, in each case by giving written notice of such extension, amendment or termination to the Depositary; however, we shall not have the right to do so if all of the conditions set forth in “The Tender Offer and Consent Solicitation—Conditions to the Offer to Purchase” have been satisfied. We will publicly announce any extension, amendment or termination in the manner described under “The Tender Offer and Consent Solicitation—Announcements” below.

There can be no assurance that we will exercise our right to extend the Consent Payment Deadline or Expiration Time for the Offer to Purchase. Regardless of whether there is such an extension, Holders cannot withdraw Notes earlier tendered pursuant to the Offer to Purchase after the Withdrawal Deadline. See “The Tender Offer and Consent Solicitation—Withdrawal of Tenders (and revocation of corresponding Consents).”

If we terminate the Tender Offer (or allow it to expire) without purchasing any Notes thereunder, we will promptly return the Notes tendered pursuant thereto to the tendering Holders.

Announcements

If we are required to make an announcement relating to an extension of the Consent Payment Deadline or Expiration Time, an amendment or termination of the Offer to Purchase, or the satisfaction of the Consent Condition, we will do so as promptly as practicable, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Consent Payment Deadline or Expiration Time or the satisfaction of the Consent Condition, as the case may be. Although we may choose to issue an announcement of this type in some other manner, we will have no obligation to do so other than by issuing a release to PR Newswire.

Proposed Amendments to the Indenture

If you tender any Notes you will, by the act of tendering, be consenting to the Proposed Amendments, as set forth in Annex B hereto, to the Indenture under which the Notes were issued. The Proposed Amendments would eliminate the following restrictive covenants and events of default in the Indenture, and would make certain other changes in the Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references:

Section Reference	Description of Provision

Section 3.09	Offer to Purchase by Application of Excess Proceeds

Section 4.03	Reports

Section 4.04	Compliance Certificate

Section 4.05	Taxes

Section 4.06	Stay, Extension and Usury Laws

Section 4.07	Restricted Payments

Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock

Section 4.10	Asset Sales

Section 4.11	Transactions with Affiliates

Section 4.12	Liens

Section 4.13	Business Activities

Section 4.14	Corporate Existence

Section 4.15	Offer to Repurchase Upon Change of Control

Section 4.16	No Senior Subordinated Debt

Section 4.17	Limitation on Issuances of Guarantees of Indebtedness

Section 4.18	Designation of Restricted and Unrestricted Subsidiaries

Section 5.01	Merger, Consolidation, or Sale of Assets

Section 5.02	Successor Substituted

Section 6.01(iii)	Event of Default relating to failure to comply with certain agreements in the Indenture

Section 6.01(iv)	Event of Default relating to the failure to pay at the final stated maturity, or the acceleration of, certain other indebtedness

Section 6.01(v)	Event of Default relating to the failure to pay final judgments in excess of $20 million

Section 6.01(viii)	Event of Default relating to the unenforceability or disaffirmation of any subsidiary guarantee

In addition, the Proposed Amendments will modify certain provisions relating to the satisfaction, discharge and defeasance of the Notes and certain of our obligations under the Indenture by permitting legal defeasance and covenant defeasance without requiring a period of 91 days to have passed without an Event of Default due to a court ordered or voluntary bankruptcy filing having occurred. The Proposed Amendments also will provide that legal defeasance and covenant defeasance is possible without the Trustee receiving an opinion of counsel stating that the trust funds will not be subject to the effects of applicable bankruptcy, insolvency or fraudulent conveyance laws or that the Holders will experience no tax consequences due to the defeasance. The Proposed Amendments will also modify the provisions relating to money for payments on the Notes by allowing us to not hold principal, interest and premium, if any, in trust for the benefit of the Holders or to pay any paying agent such monies for the purpose of being held by such paying agent in trust. If the Proposed Amendments become effective, the paying agent will not need to hold such monies in trust for the Holders or pay any monies held in trust to the Trustee. The Proposed Amendments will also remove the provision that permits us to pay the Trustee all sums held in trust by us or the paying agent.

Pursuant to the terms of the Indenture, the Proposed Amendments to the Indenture require the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes outstanding. We will execute the Supplemental Indenture on the date of the Withdrawal Deadline and will provide that the Proposed Amendments will become operative on the Acceptance Date. If the Requisite Consents are received and the Supplemental Indenture reflecting the Proposed Amendments becomes operative, all Notes that remain outstanding thereafter will be subject to the provisions of the Indenture as amended by the Supplemental Indenture. If we fail for any reason to purchase validly tendered and unwithdrawn Notes pursuant to the Offer to Purchase (or if the Consent Condition or any other condition that is not waived by us is not satisfied), the Proposed Amendments will never become operative.

If Holders of at least a majority in principal amount of the Notes outstanding tender their Notes and provide their Consents, then the Proposed Amendments will become operative on the Acceptance Date. Each Holder, by executing and delivering a Consent, will consent to all of the Proposed Amendments to the Indenture. We reserve the right to amend the terms of the Recapitalization or any part thereof. If the terms of the Recapitalization are amended, the Proposed Amendments may also require modification.

We qualify the foregoing description of the Proposed Amendments in its entirety by reference to the Indenture. You can obtain copies of the Indenture without charge from the Information Agent at the address and telephone number set forth on the back cover of this document.

We are seeking Consents to all of the Proposed Amendments as a single proposal. Accordingly, a Consent purporting to consent to only some of the Proposed Amendments will not be valid.

Certain United States federal income tax considerations

The following discussion summarizes certain U.S. federal income tax consequences to Holders resulting from the Offer to Purchase. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in light of such Holder’s particular tax situation. In particular, this summary does not address the U.S. federal income tax consequences of the Offer to Purchase with regard to certain classes of Holders subject to special treatment under the U.S. federal income tax laws such as dealers in securities, banks, financial institutions, insurance companies, S corporations, partnerships or other pass-through entities, traders who elect to apply a mark-to-market method of accounting, tax-exempt entities, persons liable for the alternative minimum tax, U.S. expatriates, persons or entities holding the Notes through a partnership or other pass-through entity, and persons who are holding Notes as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. Furthermore, this summary does not address any aspect of gift, estate, state, local or foreign taxation. This discussion assumes the Notes are held as capital assets. There is no authority directly addressing the United States federal income tax consequences of the receipt of the Consent Payment and certain other matters described herein. We have not, and do not intend to seek, a ruling from the IRS regarding any of the matters described herein, and it is possible that the IRS could challenge our position with respect to such matters. Holders are urged to consult their own tax advisors regarding their particular tax consequences of tendering Notes, including the application and effect of any gift, estate, applicable state, local, foreign income or other tax laws.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE OFFER TO PURCHASE ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

For the purposes of the following discussion, a U.S. Holder means a beneficial owner of a Note that is, for federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

A non-U.S. Holder is an owner of Notes who is an individual, corporation, trust or estate and who is not a U.S. Holder.

Tendering U.S. Holders

Sale of Notes pursuant to the Offer to Purchase

The receipt of cash by a U.S. Holder in a sale of a Note to us pursuant to the Offer to Purchase will be a taxable transaction for such selling U.S. Holder for U.S. federal income tax purposes. Subject to the discussion of Consent Payments below, a U.S. Holder will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for such Note, other than the portion of such amount that is properly allocable to accrued but unpaid interest, which portion will be taxable as interest income to the extent not presently so taxed, and (ii) the U.S. Holder’s “adjusted tax basis” for such Note at the time of such sale (or, for U.S. Holders retaining a portion of a Note, such amount of adjusted tax basis as is properly allocable to the portion of the Note sold). Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the cost of the Note to such U.S. Holder, increased by any market discount previously included in income by such U.S. Holder and reduced by any amortized bond premium. Any gain or loss recognized on a sale of a Note should be long-term capital gain or loss (subject to the market discount rules discussed below) provided the Note had been held for more than one year. Capital gains of non-corporate taxpayers derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

In the case of a U.S. Holder who acquired a Note at a market discount (i.e., at a price that is below the face amount of the Note by more than a de minimis amount), unless the U.S. Holder previously has elected to include in income such market discount on an accrual basis, the lesser of (i) the gain recognized upon the sale or redemption or (ii) the portion of the market discount that accrued while the debt instrument was held by such U.S. Holder will be treated as ordinary income (rather than capital gain) at the time of such disposition. A U.S. Holder that has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any recognized gain as ordinary income under these rules (and will have a higher basis in its Notes as a result of such election). U.S. Holders should consult their tax advisors as to the portion of their gain, if any, that would be taxable as ordinary income under these provisions.

Consent Payments

The federal income tax treatment of the receipt of a Consent Payment by a U.S. Holder whose Notes are purchased pursuant to the Offer to Purchase is subject to uncertainty because there are no authorities that directly address the treatment of such payment. The Consent Payment may be treated as a separate fee that would be subject to tax as ordinary income. Alternatively, the Consent Payment may be treated as additional consideration for the Notes, in which case the Consent Payment would be treated as part of the amount paid to such U.S. Holder in respect of its tendered Notes, as provided in the discussion under the caption “Tendering U.S. Holders—Sale of Notes Pursuant to the Offer to Purchase.” U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of their receipt of a Consent Payment.

Information reporting

Information statements will be provided to U.S. Holders whose Notes are purchased pursuant to the Offer to Purchase and to the IRS, reporting the payment of the Total Purchase Price (except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations).

Backup withholding and Substitute Form W-9

Under federal income tax law, to prevent backup federal income tax withholding certain U.S. Holders whose Notes are purchased pursuant to the Offer to Purchase are required to provide the Depositary (as payer) with such U.S. Holder’s correct taxpayer identification number (“TIN”) on the Substitute Form W-9 (included as part of the Consent and Letter of Transmittal). If the U.S. Holder is an individual, the TIN is generally his or her social security number. Payments that are made to such U.S. Holder (which is not a corporation or other exempt recipient) may be subject to backup withholding if such U.S. Holder (i) fails to furnish or certify its correct TIN in the manner required; (ii) is notified by the IRS that it has failed to report payments of interest or dividends properly; or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding tax due to underreported interest or dividends. If backup withholding applies, the Depositary is required to withhold 28% of any payment made to the U.S. Holder. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld, provided that the required information is given to the IRS. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS.

To prevent backup withholding, the U.S. Holder or other payee is required to complete the Substitute Form W-9 in the Consent and Letter of Transmittal certifying that the TIN provided on such forms is correct and that such U.S. Holder or other payee is not subject to backup withholding.

Tendering Non-U.S. Holders

Sale of Notes pursuant to the Offer to Purchase

Except with regard to the Consent Payment and subject to the discussion below with respect to accrued interest, a non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for Notes pursuant to the Offer to Purchase unless (i) the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied or (ii) such gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States). If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the Notes. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under and applicable income tax treaty).

Accrued Interest

Payments to a non-U.S. Holder that are attributable to accrued interest generally will not be subject to a U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally IRS Form W-8BEN or successor form) establishing that the non-U.S. Holder is not a U.S. person, unless (i) such holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote, (ii) the holder is (a) a “controlled foreign corporation” that is a “related person” with respect to the Company through stock ownership (each, within the meaning of the Code) or (b) a bank (within the meaning of Section 881(c)(3)(A) of the Code) receiving interest on a loan entered into in the ordinary course of business, or (iii) such interest is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and if an income tax treaty applies, such payments are attributable to a permanent establishment maintained by such non-U.S. Holder in the United States), in which case, provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such payment at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

A non-U.S. Holder that does not qualify for exemption from federal income tax under the preceding paragraph generally will be subject to withholding of federal income tax at a 30% rate (or lower applicable treaty rate) on payments of accrued interest.

Consent Payments

It is not clear whether Consent Payments paid to non-U.S. Holders should be treated as (i) part of the amount realized from the sale of the Notes pursuant to the Offer to Purchase, in which case such payments would be taken into account in determining the amount of any gain on the exchange, and generally would not be subject to U.S. federal income tax, except as discussed above under the caption “Tendering Non-U.S. Holders – Sale of Notes Pursuant to the Offer to Purchase,” or (ii) as a separate fee for consenting to the Proposed Amendments, in which case payments would be treated as ordinary income that may be subject to U.S. federal income tax or withholding tax (unless certain conditions for exemption from such taxes are met). Accordingly, absent further guidance from the IRS, the Company intends to withhold from Consent Payments paid to a non-U.S. Holder U.S. federal income tax at a rate of 30%, unless (i) the non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Payment is effectively connected and provides a properly executed Form W-8ECI, or (ii) a U.S. tax treaty either eliminates or reduces such withholding tax with respect to the Consent Payments paid to the non-U.S. Holder and the non-U.S. Holder provides a properly executed Form W-8BEN. There can be no assurance the IRS will not take a contrary position to that taken by the Company. A non-U.S. Holder should consult its tax advisors as to whether it can obtain a refund for the withholding tax imposed on the Consent Payment on the grounds that such payment represents a portion of the amounts received in exchange for the Note or some other grounds. The Company intends to report Consent Payments under U.S. information reporting rules.

Information reporting and backup withholding

The Company intends to apply information reporting and backup withholding (at a rate of 28%) with respect to all payments the non-U.S. Holder receives pursuant to the Offer to Purchase unless such non-U.S. Holder is an exempt recipient or provides a certificate (Form W-8BEN or Form W-8ECI) as to its non-U.S. status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. Holder’s federal income tax liability, provided the required information is provided to the IRS.

Retention of Notes (applicable to both non-U.S. and U.S. Holders)

Under applicable Treasury Regulations, a modification of a debt instrument will be treated as a deemed exchange of the original debt instrument (“Old Note”) for a new debt instrument (“New Note”) upon which gain or loss is realized for U.S. federal income tax purposes if the modification is significant. A modification of a debt instrument will be treated as a “significant modification” and, as a result, will be treated as a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is “economically significant.” The Treasury Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

Although the matter is not free from doubt, we believe that the adoption of the Proposed Amendments does not cause a significant modification of the Notes under the Treasury Regulations. Therefore, the adoption of the Proposed Amendments should not result in a deemed exchange by the non-tendering Holders for U.S. federal income tax purposes. In that case, a Holder who does not tender the Notes would not recognize any gain or loss for U.S. federal income tax purposes even if the Proposed Amendments were to become operative.

In the event that the Proposed Amendments are treated as constituting a significant modification of the Notes, the Holders will be deemed to have exchanged the Old Notes for the New Notes. This deemed exchange would be a taxable event unless the Notes, both as originally issued and as modified, constitute “securities” exchanged in a tax-free recapitalization.

The rules regarding significant modification and recapitalizations are complex. Non-tendering Holders are urged to consult their own tax advisors.

Certain significant restrictions on the exercise of the Company’s legal defeasance option will be eliminated if the Proposed Amendments to the Indenture become operative. If the legal defeasance option is exercised, the Notes held by the Holders at that time, because of the deemed substitution or a new obligor, will be deemed to have been exchanged in a taxable transaction at the time of defeasance, and a Holder would be required to recognize capital gain or loss (subject to the market discount rules) in connection with such deemed exchange (even though the Holder will not receive payments of principal until the stated maturity date). After such deemed exchange, a Holder generally would also be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if legal defeasance had not occurred. Holders should consult their tax advisors as to the specific consequences arising from legal defeasance in their particular situations.

Dealer Managers, Information Agent and Depositary

We have retained J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. to act as Dealer Managers, Global Bondholder Services Corporation to act as Information Agent, and The Bank of New York to act as Depositary in connection with the Offer to Purchase. We have agreed to pay the Dealer Managers, the Information Agent and the Depositary customary fees for their services in connection with the Offer to Purchase. We have agreed to reimburse the Dealer Managers for their out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to reimburse the Depositary for certain out-of-pocket expenses. We will also indemnify the Dealer Managers, the Depositary and the Information Agent against certain liabilities, including liabilities under federal securities laws.

At any given time, the Dealer Managers may trade our Notes or other securities or securities of our affiliates for its own accounts or for the accounts of its customers, and accordingly, may hold a long or a short position in the Notes or such other securities.

None of the Dealer Managers, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning us or our affiliates contained in this document or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

In connection with the Offer to Purchase, our directors, officers and other employees (who will not be specifically compensated for such services) may solicit tenders and Consents by use of the mails, personally or by telephone, telegram or facsimile transmissions. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes and deliveries of Consents by their customers.

The Dealer Managers and their affiliates provide various investment banking, commercial banking and financial advisory services to us and our affiliates.

The Dealer Managers will serve as the advisors and are expected to serve as joint lead arrangers and joint book runners under our new bridge loan facility and Lehman Brothers Inc. is expected to serve as the sole administrative agent under our new bridge loan facility. The Dealer Managers are also expected to serve as joint book runners under our securitized debt facility and Lehman Brothers Inc. is expected to serve as the sole structuring advisor and administrative agent under our securitized debt facility.

Annex A

Formula for calculation of Total Purchase Price,

Tender Offer Consideration and accrued interest

YLD	=	the yield (the “Tender Offer Yield”) equal to the sum of (x) the yield on the applicable Reference Security, as calculated by the Dealer Managers in accordance with standard market practice, based on the bid price for such Reference Security as of 11:00 a.m., New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor on the Bloomberg Page PX3 or any other source selected by the Dealer Managers in their sole discretion if the Bloomberg Government Pricing Monitor is not available or is erroneous, and (y) 50 basis points expressed as a decimal number to five significant digits.

CPN	=	the contractual rate of interest payable on the Notes, expressed as a decimal number to five significant digits.

N	=	the number of semi-annual interest periods from (but not including) the Settlement Date to (and including) the first call date of the Notes.

S	=	the number of days from and including the semi-annual interest payment date immediately preceding the Settlement Date up to, but not including, the Settlement Date. The number of days is computed using the 30/360 day-count method.

CP	=	the Consent Payment.

Exp	=	exponential. The term to the left of “exp” is raised to the power indicated by the term to the right of “exp.”

RA	=	the redemption amount per $1,000 principal amount on the earliest redemption date, rounded to the nearest cent.

Total Purchase Price	=	the purchase price per $1,000 principal amount of a Note validly tendered on or prior to the Consent Date. The Total Purchase Price is rounded to the nearest cent.

Tender Offer Consideration	=	Total Purchase Price less Consent Payment. The Tender Offer Consideration is rounded to the nearest cent.

Total Purchase Price	=	{	RA	N + S k=1	{	$1,000(CPN/2)	}	-{$1,000(CPN/2)(S/180)}	}
(1+(YLD/2)exp(N - S/180))	(1+YLD/2)exp(K - S/180)

Accrued Interest	=	accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date, payable on the Settlement Date.

Accrued Interest	=	$1,000 (CPN/2) (S/180)

Annex A (continued)

Hypothetical illustration of the calculation of

Total Purchase Price, Tender Offer Consideration and Accrued Interest for the

8 1/4% Senior Subordinated Note due 2011

Set forth below is a hypothetical illustration of the calculation of the Total Purchase Price and Tender Offer. Consideration for the 8 1/4% Senior Subordinated Note due 2011 is based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Total Purchase Price and the Tender Offer Consideration for such Notes, as quoted at hypothetical rates and times, and should not be used or relied upon for any other purpose.

Earliest Redemption Date	=	July 1, 2007
Reference Security	=	3.875% US Treasury Note due July 31, 2007 as displayed on the Bloomberg Monitor on Page PX3
Fixed Spread	=	50 basis points
Example:
Assumed Payment Date	=	March 9, 2007
Reference Security Yield as of February 5, 2007 at 11:00 a.m., New York City time	=	0.05130
Fixed Spread	=	50 basis points
YLD	=	0.05630
CP	=	$20.00
N	=	1
S	=	68
RA	=	$1,041.25
Total Purchase Price	=	$1,048.38
Accrued Interest	=	$15.58
Tender Offer Consideration	=	$1,028.38

Annex B

The Proposed Amendments

The following is a description of the Proposed Amendments and the effect of the Proposed Amendments on the Indenture. This description is subject to, and qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA.

If the Proposed Amendments become operative, the provisions set forth in the form of italicized clauses below together with the definitions identified in Section 1.01 below will be deleted from the Indenture. All capitalized terms have the meanings assigned to them in the Indenture. Please refer to the Indenture for a full description of the covenants, provisions and defined terms.

Section 1.01. Definitions.

The following defined terms will be deleted from Section 1.01 of the Indenture:

Acquired Debt

Asset Acquisition

Consolidated Cash Flow

Consolidated Net Income

Designated Noncash Consideration

Designated Preferred Stock

Fixed Charges

Fixed Charge Coverage Ratio

Four-Quarter Period

Permitted Business

Permitted Investments

Permitted Liens

Permitted Refinancing Indebtedness

Pro Forma Cost Savings

Purchase Money Note

Refinancing

Restricted Investment

Total Assets

Weighted Average Life to Maturity

Section 1.02. Other definitions.

Term	Defined in Section

“Acceleration Notice”	6.02
[Delete: “Affiliate Transaction”	4.11	]
[Delete: “Asset Sale Offer”	3.09	]
“Authentication Order”	2.02
[Delete: “Change of Control Offer”	4.15	]
[Delete: “Change of Control Payment”	4.15	]
[Delete: “Change of Control Payment Date”	4.15	]
“Covenant Defeasance”	8.03
“Event of Default”	6.01
[Delete: “Excess Proceeds”	4.10	]
[Delete: “incur”	4.09	]
“Legal Defeasance”	8.02
[Delete: “Offer Amount”	3.09	]
[Delete: “Offer Period”	3.09	]
“Paying Agent”	2.03
“Payment Blockage Notice”	10.03
“Payment Default”	6.01
[Delete: “Permitted Debt”	4.09	]
[Delete: “Purchase Date”	3.09	]
“Redemption Date”	3.07
“Registrar”	2.03
[Delete: “Restricted Payments”	4.07	]

Section 2.04. Paying Agent to hold money in trust.

[Add: Intentionally omitted.]

[Delete: The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.]

Section 3.09. Offer to purchase by application of excess proceeds.

[Add: Intentionally omitted.]

[Delete: In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is with-drawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before 10:00 a.m. on the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.]

Section 4.03. Reports.

[Add: Intentionally omitted.]

[Deleted: Whether or not required by the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes and the Trustee, within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent permitted by applicable law, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, whether or not required by the SEC, the Company shall file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the Trustee and the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Moreover, the Company has agreed, and any Guarantor shall agree, that, for so long as any Notes remain outstanding, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).]

Section 4.04. Compliance certificate.

[Add: Intentionally omitted.]

[Deleted: (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to deter-mining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice under this In-denture.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(i) above shall be accompanied by a written statement of the Company’s independent public account-ants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.]

Section 4.05. Taxes.

[Add: Intentionally omitted.]

[Delete: The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.]

Section 4.06. Stay, extension and usury laws.

[Add: Intentionally omitted.]

[Delete: The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.]

Section 4.07. Restricted Payments.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after December 29, 2002 (excluding Restricted Payments permitted by clauses (iii), (iv), (vi), (vii), (viii), (ix) and (xi) of the next succeeding paragraph), is less than the sum, without duplication, of

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after December 29, 2002 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Company (other than from a Restricted Subsidiary) since December 29, 2002 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(C) to the extent that any Restricted Investment that was made after December 29, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

The preceding provisions will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, following the consummation of an Initial Public Offering, the payment of dividends on the Company’s common stock or the payment to any direct or indirect parent corporation of the Company for the purpose of funding the payment of dividends by such direct or indirect parent corporation on its common stock, in each case in an amount of up to 6% per annum of the net cash proceeds received by the Company or contributed to the Company in an Initial Public Offering or any subsequent public offering of Qualified Capital Stock by any direct or indirect parent corporation of the Company or by the Company;

(iii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph;

(iv) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(v) payments to any direct or indirect parent corporation of the Company for the purpose of permitting, and in an amount equal to the amount required to permit, such direct or indirect parent corporation of the Company to redeem or repurchase such direct or indirect parent corporation of the Company’s common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee, director or Franchisee stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that all such redemptions or repurchases pursuant to this clause (v) shall not exceed $25.0 million in the aggregate since the date of this Indenture (which amount shall be increased (A) by the amount of any net cash proceeds received from the sale since the date of this Indenture of Equity Interests (other than Disqualified Stock) to members of the Company’s management team, directors and Franchisees that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii)(B) of the preceding paragraph and (B) by the cash proceeds of any “key-man” life insurance policies that are used to make such redemptions or repurchases); and provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with such a repurchase of Capital Stock of any direct or indirect parent corporation of the Company will not be deemed to constitute a Restricted Payment under this Indenture;

(vi) the making of distributions, loans or advances to any direct or indirect parent corporation of the Company in an amount not to exceed $1.5 million per annum ($5.0 million per annum upon the consummation of an Initial Public Offering) in order to permit such direct or indirect parent corporation of the Company to pay the ordinary operating expenses of such direct or indirect parent corporation of the Company (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses);

(vii) payments to any direct or indirect parent corporation of the Company in respect of (A) federal income taxes for the tax periods for which a federal consolidated return is filed by such direct or indirect parent corporation of the Company for a consolidated group of which such direct or indirect parent corporation of the Company is the parent and the Company and its Subsidiaries are members, in an amount not to exceed the hypothetical federal income taxes that the Company would have paid if the Company and its Restricted Subsidiaries filed a separate consolidated return with the Company as the parent, taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate consolidated return had been filed, (B) state income tax for the tax periods for which a state combined, consolidated or unitary return is filed by such direct or indirect parent corporation of the Company for a combined, consolidated or unitary group of which such direct or indirect parent corporation of the Company is the parent and the Company and its Subsidiaries are members, in an amount not to exceed the hypothetical state income taxes that the Company would have paid if the Company and its Restricted Subsidiaries had filed a separate combined, consolidated or unitary return taking into account carryovers and carrybacks of tax attributes (including net operating losses) that would have been allowed if such separate combined return had been filed and (C) capital stock, net worth, or other similar taxes (but for the avoidance of doubt, excluding any taxes based on net or gross income) payable by such direct or indirect parent corporation of the Company based on or attributable to its investment in or ownership of the Company and its Restricted Subsidiaries; provided, however, that in no event shall any such tax payment pursuant to this clause (vii) exceed the amount of federal (or state, as the case may be) income tax that is, at the time the Company makes such tax payments, actually due and payable by such direct or indirect parent corporation of the Company to the relevant taxing authorities or to become due and payable within 30 days of such payment by the Company; provided, further, that for purposes of this clause (vii), payments made by an Unrestricted Subsidiary to a Restricted Subsidiary or the Company which are in turn distributed by such Restricted Subsidiary or the Company to any direct or indirect parent corporation of the Company shall be disregarded.

(viii) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary issued after the date of this Indenture; provided that, at the time of such issuance, the Company, after giving effect to such issuance on a pro forma basis, would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 for the most recent Four-Quarter Period;

(ix) distributions to Parent and other payments made by the Company in connection with the Refinancing;

(x) the repurchase, redemption or other acquisition or retirement for value of subordinated Indebtedness with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under Section 4.10 hereof;

(xi) the repurchase of Capital Stock of the Company upon the surrender of such Capital Stock in satisfaction of all or a portion of the exercise price of a stock option granted under any stock option plan established by the Company for the benefit of its directors, employees or consultants; provided that no payment in cash or other property is made by the Company in connection therewith; and

(xii) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in compliance with Section 4.09 hereof, other Restricted Payments in an aggregate amount not to exceed $40.0 million since the date of this Indenture.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.]

Section 4.08. Dividend and other payment restrictions affecting subsidiaries.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness as in effect on the date of this Indenture;

(ii) this Indenture, the Notes and the Subsidiary Guarantees;

(iii) the Senior Credit Facilities;

(iv) applicable law;

(v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(vi) non-assignment provisions in leases, licenses or similar agreements entered into in the ordinary course of business and consistent with past practices;

(vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (iii) of the preceding paragraph;

(viii) asset sale agreements and stock sale agreements, including any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(ix) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, in the good faith judgment of the Board of Directors of the Company, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(xi) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 4.12 hereof that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(xii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xiii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiv) any agreement or instrument governing Indebtedness or preferred stock (whether or not outstanding) of Foreign Subsidiaries of the Company that was permitted by this Indenture to be incurred;

(xv) Indebtedness incurred after the date hereof in accordance with the terms of this Indenture; provided that the restrictions contained in the agreements governing such new Indebtedness are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the agreements governing Indebtedness on the date hereof;

(xvi) any agreement or instrument placing contractual restrictions applicable only to a Securitization Entity effected in connection with, or Liens on receivables or related assets which are the subject of, a Permitted Securitization Transaction; and

(xvii) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.]

Section 4.09. Incurrence of indebtedness and issuance of preferred stock.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may issue preferred stock, if in each case the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and as otherwise provided in accordance with the provisions contained in the definition of “Fixed Charge Coverage Ratio”), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and any Guarantor of Indebtedness pursuant to the Senior Credit Facilities and/or the incurrence by a Securitization Entity of Indebtedness pursuant to a Permitted Securitization Transaction in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder (provided that letters of credit constituting Standard Securitization Undertakings will be excluded for purposes of this clause (i))) not to exceed $735.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to permanently repay Indebtedness under the Senior Credit Facilities pursuant to Section 4.10 hereof; provided that the amount of Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities and pursuant to Permitted Securitization Transactions in accordance with this clause (i) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities in reliance on, and in accordance with, clauses (iv) and (xv) below and in addition to any Indebtedness permitted to be incurred pursuant to Permitted Securitization Transactions in reliance on, and in accordance with, clause (xv) below;

(ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued on the date of this Indenture, the Subsidiary Guarantees of such Notes, the Exchange Notes issued in exchange for such Notes (or in exchange for any Additional Notes issued in accordance with the terms of this Indenture) and the Subsidiary Guarantees thereof;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days after such purchase, lease or improvement in an aggregate principal amount outstanding (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities) not to exceed the greater of (a) $50.0 million or (b) 10.0% of Total Assets at the time of any incurrence thereof, including any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv);

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clauses (ii), (iii), (iv) or (xv) of this paragraph;

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the obligee is not the Company or any Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (a) for the purpose of fixing or hedging (1) interest rate risk with respect to any floating or fixed rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (2) the value of foreign currencies purchased or received by the Company in the ordinary course of business or (b) under Commodity Hedging Agreements;

(viii) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company, a Guarantor or a Foreign Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(ix) the incurrence of Indebtedness and/or the issuance of preferred stock by Foreign Subsidiaries of the Company, which together with the aggregate principal amount of Indebtedness incurred pursuant to this clause (ix) and the aggregate liquidation value of all preferred stock issued pursuant to this clause (ix), does not exceed $40.0 million at any one time outstanding;

(x) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(xi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business including, without limitation, in respect of workers’ compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(xiv) Indebtedness supported by one or more letters of credit incurred under the Senior Credit Facilities in accordance with clause (i); provided the amount of Indebtedness permitted to be incurred under this clause (xiv) relating to any such letter of credit shall not exceed the amount of the letter of credit provided for therein; provided, further, upon any reduction, cancellation or termination of the applicable letter of credit, there shall be deemed to be an incurrence of Indebtedness under the Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter of credit or the stated amount of any letter of credit issued in replacement of such letter of credit; and

(xv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, and/or the issuance by any Guarantor of preferred stock, in an aggregate principal amount (or accreted value, as applicable) or aggregate liquidation value, as applicable, at any time outstanding (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred or preferred stock issued pursuant to this clause (xv), not to exceed $50.0 million at any one time outstanding.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09. All borrowings outstanding on the date of this Indenture under the Senior Credit Facilities will be deemed to have been borrowed pursuant to clause (i) of the definition of “Permitted Debt.”]

Section 4.10. Asset Sales.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) in the event of an Asset Sale involving assets having a fair market value in excess of $5.0 million (or in excess of $10.0 million in the case of the sale of Company stores), such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(iii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(C) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of this Indenture pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $40.0 million and (ii) 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(i) to repay Senior Debt or Guarantor Senior Debt (and to correspondingly reduce commitments if the Senior Debt or Guarantor Senior Debt repaid is revolving credit borrowings);

(ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(iii) to make a capital expenditure; and/or

(iv) to acquire assets that are used or useable in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess

Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.]

Section 4.11. Transactions with Affiliates.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) any agreement or instrument as in effect as of the date of this Indenture or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors of the Company, not more disadvantageous to the Holders of Notes in any material respect than the original agreement or instrument as in effect on the date of this Indenture;

(iv) the payment of customary management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(v) payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(vi) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of this Indenture and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of this Indenture shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of Notes in any material respect;

(vii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(viii) sales of Capital Stock (other than Disqualified Stock) to Affiliates of the Company otherwise permitted by this Indenture and the granting of registration rights in connection therewith;

(ix) Restricted Payments and Permitted Investments that are permitted by the provisions of this Indenture; and

(x) transactions effected as part of a Permitted Securitization Transaction.]

Section 4.12. Liens.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such is no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Subsidiary Guarantees.]

Section 4.13. Business activities.

[Add: Intentionally omitted.]

[Delete: The Company shall not, and shall not permit any Restricted Subsidiary (other than a Securitization Entity) to, engage in any business other than Permitted Businesses.]

Section 4.14. Corporate existence.

[Add: Intentionally omitted.]

[Delete: Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.]

Section 4.15. Offer to repurchase upon Change of Control.

[Add: Intentionally omitted.]

[Delete: If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Company shall offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the purchase date specified in such notice (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as required by law (the “Change of Control Payment Date”)), pursuant to the procedures required by this Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such conflict. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company shall:

(i) repay in full all Obligations and terminate all commitments under the Senior Credit Facilities and all other Senior Debt the terms of which require repayment upon a Change of

Control or offer to repay in full all Obligations and terminate all commitments under the Senior Credit Facilities and all other such Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer; or

(ii) obtain the requisite consents under the Senior Credit Facilities and all other such Senior Debt to permit the repurchase of the Notes as provided below.

The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes or send the notice pursuant to the provisions described in this Indenture. The Company’s failure to comply with the covenant described in the immediately preceding paragraph (and any failure to send the notice referred to in the second preceding paragraph as a result of a prohibition described in the first sentence of this paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (iii) but shall not constitute an Event of Default described in clause (ii), under Section 6.01 hereof.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.]

Section 4.16. No senior subordinated debt.

[Add: Intentionally omitted.]

[Delete: The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company and senior in any respect in right of payment to the Notes. No Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment or junior in respect to any other Indebtedness of the Company or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.]

Section 4.17. Limitation on issuances of guarantees of indebtedness.

[Add: Intentionally omitted.]

[Delete: The Company shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Guarantor (other than such Restricted Subsidiary) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture in the form attached as Exhibit F hereto providing for the Guarantee of the payment of the Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt or Guarantor Senior Debt, in which case the Guarantee of the Notes shall be subordinated to the Guarantee of such Senior Debt or Guarantor Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged under the circumstances described in Section 11 hereof. The form of the Subsidiary Guarantee is attached as Exhibit E hereto.]

Section 4.18. Designation of Restricted and Unrestricted Subsidiaries.

[Add: Intentionally omitted.]

[Delete: The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 hereof or Permitted Investments, as determined in good faith by the Board of Directors. All such outstanding Investments shall be valued at their fair market value at the time of such designation. That designation shall only be permitted if such Restricted Payment would be permitted at the time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.]

Section 5.01. Merger, consolidation, or sale of assets.

[Add: Intentionally omitted.]

[Delete: The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(i) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(iii) immediately after such transaction no Default or Event of Default exists; and

(iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this Section 5.01 shall not apply to a sale, lease, assignment, transfer, conveyance or other disposition of assets (including by way of consolidation or merger) between or among the Company and any of its Wholly Owned Restricted Subsidiaries.]

Section 5.02. Successor corporation substituted.

[Add: Intentionally omitted.]

[Delete: Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the Company’s assets that meets the requirements of Section 5.01 hereof.]

Section 6.01. Events of Default.

Each of the following is an Event of Default:

(i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes, whether or not prohibited by Article 10 hereof;

(ii) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by Article 10 hereof;

[Add: Subsections (iii), (iv) and (v) intentionally omitted.]

[Delete: (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after specified notice from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes to comply with any of the other agreements in this Indenture or the Notes;

(iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:

(A) is caused by a failure to pay principal at the final stated maturity of such Indebtedness (giving effect to any applicable grace periods and any extension thereof) (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(v) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (excluding amounts covered by an enforceable insurance policy issued by an insurer with a Best’s rating of at least B+, as to which the insurer has acknowledged liability), which judgments are not paid, discharged or stayed for a period of 60 consecutive days after such judgments become final and non-appealable;]

(vi) the Company or any of its Significant Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Restricted Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; or

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Restricted Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Significant Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Restricted Subsidiary or for all or substantially all of the property of the Company or any of its Significant Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Significant Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Restricted Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

[Add: Subsection (viii) intentionally omitted.]

[Delete: (viii) except as permitted by this Indenture, any Subsidiary Guarantee of a Significant Restricted Subsidiary is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Significant Restricted Subsidiary that is a Guarantor, or any Person acting on behalf of any Significant Restricted Subsidiary that is a Guarantor, shall deny or disaffirm its obligations under such Guarantor’s Subsidiary Guarantee.]

Section 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

[Add: Subsections (b), (c) and (d) intentionally omitted.]

[Delete: (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing either (i) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence); or (ii) insofar as Sections 6.01(vi) or 6.01(vii) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;]

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

[Add: Subsections (f) and (g) intentionally omitted.]

[Delete: (f) the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;] and

(h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If you hold your Notes through a broker or other nominee, only that broker or nominee can tender your Notes. In that case, you must instruct your broker or nominee if you elect to tender those Notes.

The Depositary for the Offer to Purchase is:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street 7 East

New York, New York 10286

Attention: Carolle Montreuil

Telephone: (212) 815-5920

Facsimile: (212) 298-1915

The Information Agent for the Offer to Purchase is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Collect: (212) 430-3774

Toll Free: (866) 804-2200

The Dealer Managers for the Tender Offer

and Solicitation Agents for the Consent Solicitation are:

JPMorgan

270 Park Avenue, 8th Floor

New York, NY 10017-2070

Collect: (212) 834-4077

Toll Free: (866) 834-4666

Attention: Liability Management Group

Lehman Brothers

745 Seventh Avenue, 5th Floor

New York, New York 10019

Collect: (212) 528-7581

Toll Free: (800) 438-3242

Attention: Liability Management Group

Merrill Lynch & Co.

4 World Financial Center

New York, New York, 10080

Toll Free: (888) 654-8637

Banks and Brokers: (212) 449-4914

Attention: Liability Management Group